EXHIBIT 3.12
Limited Liability Company Agreement
of
Ronning, LLC
A Delaware limited liability company
Dated as of March 3, 2006

     This Limited Liability Company Agreement (the “Agreement”) of Ronning, LLC, a Delaware limited liability company organized pursuant to the Act (the “Company”), is entered into and shall be effective as of the Effective Date between the Company and CPM Acquisition, Corp., a Delaware corporation (“CPM” or “Member”), its sole member. CPM hereby declares the following writing and any amendments thereto to be the Agreement of the Company within the meaning of the Act.
     In consideration of the mutual covenants, rights, obligations and promises contained herein, the benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member and the Company hereby agree as follows:
ARTICLE I.
DEFINITIONS
     For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings;
     1.1 “Act” The Delaware Limited Liability Company Act, as amended (6 Del. C. §18-101, et seq.), and as may be amended from time to time.
     1.2 “Additional Member” A Member other than CPM who has acquired a Membership Interest from the Company.
     1.3 “Admission (Admit)” The act by which the transferee of a Membership Interest or an Additional Member becomes a Member of the Company.
     1.4 “Agreement” This Limited Liability Company Agreement as originally executed and as amended from time to time.
     1.5 “Capital Contribution” The cash, cash equivalents or the agreed fair market value of Property which a Member contributes to the Company, net of any liabilities secured by such contributed property which the Company is considered to have assumed or taken subject to.
     1.6 “Certificate” The Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware pursuant to the Act and as may be amended from time to time.
     1.7 “Company” Ronning, LLC, a Delaware limited liability company, and any successors or assigns.
     1.8 “Distribution” A transfer of Property to a Member on account of a Membership Interest.
     1.9 “Disposition (Dispose)” Any Transfer or any mortgage, pledge, grant, hypothecation, or other transfer as security or encumbrance.
     1.10 “Effective Date” The date upon which the Certificate is filed in the Office of the Secretary of State of Delaware pursuant to the Act. The Member believes that the Effective Date is the date first above written; if, however, the Certificate is filed on a different date, the Effective Date of this Agreement shall be the date on which the Company is lawfully organized pursuant to the Act.
     1.11 “Manager” The Person or Persons appointed by the Member to serve as the Company’s manager vested with full authority as defined in the Act. Specifically, “Manager” shall mean Ted Waitman or any other person or persons that succeed him in that capacity references to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.
     1.12 “Member” The Person who executes a counterpart of this Agreement as a Member and each of the Persons who may hereafter become Members.
     1.13 “Membership Interest” A Member’ s entire interest in the Company including such Member’s economic interest in the Company and such other rights and privileges that the Member may enjoy by being a Member.
     1.14 “Person” Any individual or any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.
     1.15 “Proceeding” Any judicial or administrative trial, hearing or other activity, civil criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.
     1.16 “Property” Any property real or personal, tangible or intangible (including goodwill), including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.
     1.17 “Secretary of State” The Secretary of State of Delaware.
     1.18 “Transfer” Any sale, assignment, conveyance, exchange, or other absolute transfer (including dispositions by operation of law) but not including any mortgage, pledge, grant, hypothecation, or other transfer as security or encumbrance except with respect to an absolute transfer in payment or by way of foreclosure of the obligation secured by such mortgage, pledge, grant, hypothecation, or other security or encumbrance.
     1.19 “Taxing Jurisdiction” Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

ARTICLE II
FORMATION
     2.1 Organization. On March 3, 2006, Harry Ott, as organizer, organized a Delaware limited liability company by executing and delivering the Certificate to the Secretary of State in accordance with and pursuant to the Act. The Company and the Member hereby forever discharge the organizer, and the organizer shall be indemnified by the Company and the Member from and against, any expense or liability actually incurred by the organizer by reason of having been the organizer of the Company.
     2.2 Agreement, Effect of Inconsistencies with Act. It is the express intention of the Member that this Agreement shall be the sole governing document for the Company and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under a non-waivable provision of the Act, this Agreement shall govern even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under a non-waivable provision of the Act, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective under the Act. If the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member and the Manager shall be entitled to rely on the provisions of this Agreement, and the Member and the Manager shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement.
     2.3 Name. The name of the Company is Ronning, LLC, and all business of the Company shall be conducted under that name or under any other name determined by the Member, but in any case, only to the extent permitted by applicable law.
     2.4 Existence. The Company shall have perpetual existence and shall continue until dissolved in accordance with this Agreement.
     2.5 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Secretary of State. The Manager, may, from time to time, change the registered agent or office through appropriate filings and appropriate payment of fees to the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Manager shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.
     2.6 Principal Office. The Principal Office of the Company shall be located at 7304 West 130th Street, Suite 150, Overland Park, Kansas 66213.

ARTICLE III
NATURE OF BUSINESS
     The Company may carry on any lawful act, activity or business for which limited liability companies may be organized under the Act. The Company shall have the authority to do all things necessary or convenient for the conduct, promotion or accomplishment of its purpose and operation of its business as described in this Article III. The Company shall not engage in any business, and shall have no purpose unrelated to the purpose specified in this Article III without consent of the Member.
ARTICLE IV
NAME AND ADDRESS OF THE MEMBER
     The name and address of the Member is:
CPM Acquisition Corp.
2975 Airline Circle
Waterloo, IA 50703
ARTICLE V
RIGHTS AND DUTIES OF THE MEMBER
     5.1 Consent of the Member. At any time that the Company only has one Member, the affirmative consent (regardless of whether written, oral or by course of conduct) of the Member shall constitute “written consent of all members” for purposes of the Act, except to the extent that a non-waivable provision of the Act requires that such consent be in writing, in which case the written consent of the Member shall constitute the written consent of all the Members.
     5.2 Liability of Member. The Member shall not be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.
     5.3 Conflicts of Interest.
          a. The Member shall be entitled to enter into transactions on its own behalf that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that the Member may enter into transactions that are similar to the transactions into which the Company may enter.
          b. A Member does not violate a duty or obligation owed to the Company merely because the Member’s conduct furthers the Member’s own interest. A Member may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company, and has the same rights and obligations with respect to any such matter as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because the Member has a direct or indirect interest in the transaction if the transaction is fair to the Company.
ARTICLE VI
MANAGER
     6.1 Appointment of Manager. The Member may, but need not, appoint a Manager or such Managers as the Member determines. If there is more than one Manager so appointed, the Managers may be referred to as the Board of Managers. Any reference in this Agreement to a Manager shall also constitute a reference to the Board of Managers if more than one Manager has been appointed. The Manager shall have the authority to transact business on behalf of the Company to the extent provided herein granted by the Member. At any time the Member has not appointed a Manager, the Member shall act as Manager. The Member may, from time to time, remove or replace the Manager with or without cause. The initial Manager of the Company shall be Ted Waitmam.
     6.2 Liability of Manager. The Manager shall not be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Manager for liabilities of the Company.
     6.3 Indemnification. The Company shall indemnify the Manager for any and all costs, losses, liabilities and damages paid or accrued by the Manager in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of Delaware. The Company may, as determined by the Member, advance costs of defense of any Proceeding to the Manager.
     6.4 Conflicts of Interest.
          a. The Manager shall be entitled to enter into transactions on its own behalf that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that the Manager may enter into transactions that are similar to the transactions into which the Company may enter.
          b. A Manager does not violate a duty or obligation owed to the Company merely because the Manager’s conduct furthers the Manager’s own interest. A Manager may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company, and has the same rights and obligations with respect to any such matter as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because the Manager has a direct or indirect interest in the transaction if the transaction is fair to the Company.
     6.5 Composition. The Company may, if designated by the Manager, have one or more Persons to hold the following offices of the Company:

          a. President. A natural person who is a President.
          b. Treasurer. A natural person who is a Treasurer who may be designated as Treasurer and/or Chief Financial Officer.
          c. Other. Such other officers or agents as the Manager deems necessary for the operation and management of the Company, including, but not limited to, a Chair of the Board of Managers, a Secretary, and one or more Vice Presidents.
     6.6 Specific Authority. Any designated officers of the Company shall have the following powers, rights, duties, and responsibilities unless otherwise determined by the Manager:
          a. President The President shall be answerable to the Board of Managers. The President (i) shall have general active management of the business of the Company; (ii) shall, when present and in the absence of the Chair of the Board of Managers, preside at all meetings of the Members and Board of Managers; (iii) shall see that all orders and resolutions of the Board of Managers are carried into effect; (iv) shall sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by this Agreement or the Board of Managers to some other officer or agent of the Company; (v) shall maintain records of and, when necessary, certify all proceedings of the Board of Managers and Members; (vi) shall perform the duties of the Secretary if there is no Secretary; and (vii) shall perform such other duties as may from time to time be assigned to him or her by the Board of Managers.
          b. Treasurer/Chief Financial Officer. The Treasurer shall be answerable to the Board of Managers. The Treasurer (i) shall keep accurate financial records for the Company; (ii) shall deposit all monies, drafts and checks in the name of and to the credit of the Company in such banks and depositories as the Board of Managers shall designate from time to time; (iii) shall endorse for deposit all notes, checks and drafts received by the Company as ordered by the Board of Managers, making proper vouchers therefor; (iv) shall disburse Company funds and drafts in the name of the Company, as ordered by the Board of Managers; (v) shall render to the President and the Board of Managers, whenever requested, an account of all transactions by the Treasurer and of the financial condition of the Company; and (vi) shall perform such other duties as may be prescribed by the Board of Manager or President from time to time.
          c. Chair of the Board of Managers. The Chair of the Board of Managers shall be answerable to the Board of Managers. The Chair of the Board of Managers shall preside at all meetings of the Board of Managers and Members and shall exercise general supervision and direction over the more significant matters of policy affecting the affairs of the Company, including particularly its financial and fiscal affairs.
          d. Vice President. Each Vice President shall be answerable to the Board of Managers and shall have such powers and shall perform such duties as may be prescribed by the Board of Managers.

          e. Secretary. The Secretary shall be answerable to the Board of Managers. The Secretary shall, unless otherwise determined by the Board of Mangers, be secretary of and attend all meetings of the Board of Managers and Members, and may record the proceedings of such meetings in the minute book of the Company, and, whenever necessary, certify such proceedings. The Secretary shall maintain or see to the maintenance of the required records and information of the Company as provided in the Act. The Secretary shall give proper notice of meetings of Members and shall perform such other duties as may be prescribed by the Board of Managers or President from time to time.
     6.7 Election. The Board of Managers may elect or appoint the President, Treasurer, and such other officers that the Board of Managers determines appropriate.
     6.8 Removal. The Board of Managers may remove or replace the President, Treasurer, and any other officers at any time, with or without cause but such removal shall be without prejudice to the contract rights, if any, of the officer so removed.
     6.9 Term. Any officers shall hold office until the next election of officers or until their successors are elected or appointed and qualified or until their earlier death, resignation or removal.
     6.10 Delegation. Unless prohibited by a resolution approved by the affirmative vote of a majority of the Managers present, an officer elected or appointed by the Board of Managers may delegate in writing some or all of the duties and powers of his or her office to other Persons.
ARTICLE VII
MANAGEMENT AND AUTHORITY
     7.1 Management. All decisions concerning the business affairs of the Company shall be made by the Manager except that, notwithstanding any other provision of this Agreement, the Manager shall have power and authority to take the following actions on behalf of the Company only if such actions are approved by the Member:
          a. Amend this Agreement;
          b. Admit additional Members;
          c. Acquire property from any Person other than in the ordinary course of business;
          d. Borrow money on behalf of the Company in excess of $25,000 in aggregate principal amount outstanding at any time;
          e. Lend money to or become surety for the obligations of any Person;
          f. Construct any capital improvements, or make repairs, alterations or changes, either involving an amount in excess of $5,000;

          g. Sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan
          h. Dissolve the Company;
          i. Cause the Company to commence a voluntary case as debtor under the United States Bankruptcy Code;
          j. Cause the Company to Distribute in kind any Property of the Company to the Member;
          k. Acquire property from any Person other than in the ordinary course of business;
          l. Compromise or settle any claim against or inuring to the benefit of the Company involving an amount in controversy in excess of $50,000; and
          m. Change the salary or compensation package of any officers of the Company, or those Company employees who already earn more than $50,000 in wages per year (or would earn more than $50,000 in wages after the change in salary or compensation package).
     7.2 Authority of Manager to Bind the Company. The Manager, and to the extent authorized by the Manager, any officer or other agent of the Company, shall have the authority to bind the Company. These Persons have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including without limitation:
          a. The institution, prosecution and defense of any Proceeding in the Company’s name;
          b. The purchase, receipt, lease, acquisition, ownership, holding, improvement, and use of, and other dealing with, Property, wherever located;
          c. The Disposition of Property;
          d. The entering into of contracts and guaranties; incurring of liabilities; borrowing of money; issuance of notes, bonds, and other obligations; and securing of any of the Company’s obligations by mortgage or pledge of any of the Company’s Property or income;
          e. The lending of money; investment and reinvestment of the Company’s funds; and receipt and holding of Property as security for repayment, including, without limitation, the loaning of money to, and otherwise helping the Member, Manager, employees, and agents;
          f. The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company anywhere in the world;

          g. The appointment of employees and agents of the Company, the defining of their duties, and the establishment of their compensation;
          h. The payment or donation, or any other act, that furthers the business and affairs of the Company;
          i. The payment of compensation, or additional compensation, to employees other than the Manager on account of services previously rendered to the Company, whether or not an agreement to pay such compensation was made before such services were rendered;
          j. The participation in limited liability companies, partnerships, joint ventures, or other associations of any kind with any Person; and
          k. The indemnification of the Member, Manager or any other Person.
     7.3 Authority of the Manager. The Manager is authorized to act on behalf of the Company. Any act of the Manager, or an officer or other agent with the authorization of the Manager, regardless of whether such action is for the purpose of carrying on the usual business or affairs of the Company, including the exercise of the authority indicated in this Agreement, shall bind the Company, and no Person dealing with the Company shall have any obligation to inquire into the power or authority of the Manager, acting on behalf of the Company.
     7.4 Compensation of Manager. The Manager shall be reimbursed for all reasonable expenses incurred in managing the Company and shall be entitled to reasonable compensation, in an amount to be determined from time to time by the Member.
     7.5 The Manager’s Duty of Care. The Manager’s duty of care in the discharge of the Manager’s duties to the Company is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging its duties, the Manager shall be fully protected in relying in good faith upon the records required to be maintained under Article VIII and upon such information, opinions, reports or statements made by any of its agents, or by any other Person, as to matters the Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which Distributions to the Member might properly be paid.
ARTICLE VIII
ACCOUNTING AND RECORDS
     8.1 Records to be Maintained. The Manager shall maintain the records required by the Act to be maintained at the Principal Office.
     8.2 Method of Accounting. The records of the Company shall be maintained on the method of accounting determined from time to time by the Manager.

ARTICLE IX
CONTRIBUTIONS
     9.1 Initial Capital Contribution. The Member has made an initial Capital Contribution of $100.00.
     9.2 Additional Capital Contributions. In addition to the initial Capital Contribution, the Member may, but shall not be obligated to, make additional Capital Contributions from time to time.
ARTICLE X
DISTRIBUTIONS
     Except to the extent prohibited by the Act, the Company may make Distributions as determined by the Manager from time to time.
ARTICLE XI
TAXES
     11.1 Elections. The Manager may make any tax elections for the Company allowed under the Internal Revenue Code of 1986 as amended from time to time or the tax laws of any Taxing Jurisdiction.
     11.2 Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, the Member shall submit an agreement indicating that the Member shall make timely income tax payments to the Taxing Jurisdiction and that the Member shall accept personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income, interest and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, interest and penalty determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a Distribution for purposes of Article X.
ARTICLE XII
DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF
ASSIGNEES AND ADDITIONAL MEMBERS
     12.1 Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may Dispose of all or a portion of the Member’s Membership Interest. In the event of the Transfer of less than all of the Member’s Membership Interest, the transferee shall be Admitted on such terms and conditions as the Member and the Additional Member shall agree upon. In the event of the Transfer of the Member’s entire Membership Interest, the transferee shall succeed to all the Member’s rights under this Agreement and shall be Admitted upon the completion of the Transfer without further action.

     12.2 Admission of Additional Members. The Company may, to the extent and on the terms determined by the Member, Admit Additional Members and determine the Capital Contributions, rights and duties of such Additional Member.
ARTICLE XIII
DISSOLUTION AND WINDING UP
     13.1 Dissolution. The Company shall be dissolved and its affairs wound up at the time determined by the Member. The death, bankruptcy, dissolution, or incompetence of the Member shall not automatically result in the dissolution of the Company.
     13.2 Effect of Dissolution. Upon dissolution, the Company shall cease carrying on, as distinguished from the winding up of, the business and affairs of the Company. The Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the certificate of cancellation has been filed with the Secretary of State.
     13.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed in the following manner:
          a. To creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities (whether by payment or the making of reasonable provision for payment thereof);
          b. To the Member in cash or Property, or partly in both, as determined by the Manager, in accordance with positive capital account balances.
     13.4 Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining Property and assets of the Company have been distributed to the Member. Upon the completion of winding up of the Company, a certificate of cancellation shall be delivered to the Secretary of State for filing. The certificate of cancellation shall set forth the information required by the Act.
ARTICLE XIV
AMENDMENT
     This Agreement may be amended or modified from time to time only by a written instrument adopted and executed by the Member.
ARTICLE XV
MISCELLANEOUS PROVISIONS
     15.1 Entire Agreement. This Agreement represents the entire agreement governing the relationship between the Member and the Company.

     15.2 Rights of Creditors and Third Parties under Agreement. This Agreement is adopted by the Member for the exclusive benefit of the Company, its Member, and their successors and assigns. Except with respect to Section 3 of Article VII, this Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.
     15.3 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement on the date set forth below to be effective as of the Effective Date.

The Member:

CPM Aquisition Corp.
a Delaware corporation

By:	/s/ Ted Naitman	,

its President

The Company:

Ronning, LLC
a Delaware limited liability company

By:	/s/ Ted Naitman	,

its Manager
Executed on: March 3, 2006, to be effective as of March 3, 2006